Exhibit 99

Deere & Company

Other Financial Information

For the Nine Months Ended July 31	Equipment Operations		Agricultural Equipment		Commercial and Consumer Equipment		Construction and Forestry
Dollars in millions	2004	2003	2004	2003*	2004	2003	2004	2003

Net Sales	$13,061	$9,974	$7,053	$5,422	$2,997	$2,555	$3,011	$1,997
Average Identifiable Assets
With Inventories at LIFO	$6,491	$6,077	$3,128	$3,090	$1,531	$1,541	$1,832	$1,446
With Inventories at Standard Cost	$7,487	$7,035	$3,758	$3,682	$1,744	$1,751	$1,985	$1,602
Operating Profit	$1,456	$669	$805	$321	$258	$237	$393	$111
Percent of Net Sales	11.1%	6.7%	11.4%	5.9%	8.6%	9.3%	13.1%	5.6%
Operating Return on Assets
With Inventories at LIFO	22.4%	11.0%	25.7%	10.4%	16.9%	15.4%	21.5%	7.7%
With Inventories at Standard Cost	19.4%	9.5%	21.4%	8.7%	14.8%	13.5%	19.8%	6.9%
SVA Cost of Assets	$(674)	$(633)	$(338)	$(331)	$(157)	$(158)	$(179)	$(144)
SVA	$782	$36	$467	$(10)	$101	$79	$214	$(33)

For the Nine Months Ended July 31	Financial Services

The Company evaluates its business results on the basis of generally accepted accounting principles.  In addition, it uses a metric referred to as Shareholder Value Added (SVA), which management believes is an appropriate measure for the performance of its businesses.  SVA is, in effect, the pretax profit left over after subtracting the cost of enterprise capital.  The Company is aiming for a sustained creation of SVA and is using this metric for various performance goals.  Certain compensation is also determined on the basis of performance using this measure.  For purposes of determining SVA, each of the equipment segments is assessed a pretax cost of assets, which on an annual basis is 12 percent of the segment’s average identifiable operating assets during the applicable period with inventory at standard cost.  Management believes that valuing inventories at standard cost more closely approximates the current cost of inventory and the Company’s investment in the asset.  Financial Services is assessed a pretax cost of equity, which on an annual basis is approximately 18 to 19 percent of its average equity during the period excluding the allowance for doubtful receivables.  The cost of assets or equity, as applicable, is deducted from the operating profit or added to the operating loss of the equipment segments or Financial Services to determine the amount of SVA.  For this purpose, the operating profit of Financial Services is net income before income taxes and changes to the allowance for doubtful receivables.  The average equity and operating profit of Financial Services is adjusted for the allowance for doubtful receivables in order to more closely reflect credit losses on a write-off basis.

To create SVA using metrics relevant to their daily operations, the Company’s equipment segments are targeting an annual operating return on operating assets (OROA) of 20 percent at mid-cycle sales volumes, and other returns at other points in the cycle.  For purposes of this OROA calculation, operating assets consist of average identifiable assets during the applicable period with inventory at standard cost.

Dollars in millions	2004	2003
Net Income	$221	$241
Average Equity	$2,283	$2,160
Return on Equity	9.7%	11.2%
Operating Profit	$336	$372
Change in Allowance for Doubtful Receivables	$(2)	$18
SVA Income	$334	$390
Average Equity	$2,283	$2,160
Average Allowance for Doubtful Receivables	$166	$158
SVA Average Equity	$2,449	$2,318
Cost of Equity	$(325)	$(328)
SVA	$9	$62

*	Agricultural equipment operations for 2003 were restated for the addition of the other equipment operations (special technologies group).

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